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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                 --------------
                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): October 20, 2005

                     TREMISIS ENERGY ACQUISITION CORPORATION
               (Exact Name of Registrant as Specified in Charter)

           Delaware                     000-50682             20-0700684
--------------------------------  -------------------- -------------------------
 (State or Other Jurisdiction          (Commission           (IRS Employer
       of Incorporation)              File Number)        Identification No.)

  1775 Broadway, Suite 604, New York, New York                     10019
--------------------------------------------------------    --------------------
   (Address of Principal Executive Offices)                      (Zip Code)

Registrant's telephone number, including area code:  (212) 397-1464

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|      Written communications pursuant to Rule 425 under the Securities Act
         (17 CFR 230.425)

|X|      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
         CFR 240.14a-12)

|_|      Pre-commencement communications pursuant to Rule 14d-2(b) under the
         Exchange Act (17 CFR 240.14d-2(b))

|_|      Pre-commencement communications pursuant to Rule 13e-4(c) under the
         Exchange Act (17 CFR 240.13e-4(c))

COMMENCING SHORTLY AFTER THE FILING OF THIS CURRENT REPORT ON FORM 8-K, TREMISIS
ENERGY ACQUISITION CORPORATION ("TREMISIS") INTENDS TO HOLD PRESENTATIONS FOR
CERTAIN OF ITS STOCKHOLDERS, AS WELL AS OTHER PERSONS WHO MIGHT BE INTERESTED IN
PURCHASING TREMISIS SECURITIES, REGARDING ITS MERGER WITH RAM ENERGY, INC., AS
DESCRIBED IN THIS REPORT. THIS CURRENT REPORT ON FORM 8-K WILL BE DISTRIBUTED TO
PARTICIPANTS AT SUCH PRESENTATIONS.

EARLYBIRDCAPITAL, INC. ("EBC"), THE MANAGING UNDERWRITER OF TREMISIS' INITIAL
PUBLIC OFFERING ("IPO") CONSUMMATED IN MAY 2004, IS ASSISTING TREMISIS IN THESE
EFFORTS WITHOUT CHARGE, OTHER THAN THE REIMBURSEMENT OF ITS OUT-OF-POCKET
EXPENSES. TREMISIS AND ITS DIRECTORS AND EXECUTIVE OFFICERS AND EBC MAY BE
DEEMED TO BE PARTICIPANTS IN THE SOLICIATION OF PROXIES FOR THE SPECAL MEETING
OF TREMISIS STOCKHOLDERS TO BE HELD TO APPROVE THE MERGER.

STOCKHOLDERS OF TREMISIS AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN
AVAILABLE, TREMISIS' PRELIMINARY PROXY STATEMENT AND DEFINITIVE PROXY STATEMENT
IN CONNECTION WITH TREMISIS' SOLICITATION OF PROXIES FOR THE SPECIAL MEETING
BECAUSE THESE PROXY STATEMENTS WILL CONTAIN IMPORTANT INFORMATION. SUCH PERSONS
CAN ALSO READ TREMISIS' FINAL PROSPECTUS, DATED MAY 12, 2004, FOR A DESCRIPTION
OF THE SECURITY HOLDINGS OF THE TREMISIS OFFICERS AND DIRECTORS AND OF EBC AND
THEIR RESPECTIVE INTERESTS IN THE SUCCESSFUL CONSUMMATION OF THIS BUSINESS
COMBINATION. THE DEFINITIVE PROXY STATEMENT WILL BE MAILED TO STOCKHOLDERS AS OF
A RECORD DATE TO BE ESTABLISHED FOR VOTING ON THE MERGER. STOCKHOLDERS WILL ALSO
BE ABLE TO OBTAIN A COPY OF THE DEFINITIVE PROXY STATEMENT, WITHOUT CHARGE, BY
DIRECTING A REQUEST TO: TREMISIS ENERGY ACQUISITION CORPORATION, 1775 BROADWAY,
SUITE 604, NEW YORK, NEW YORK 10019. THE PRELIMINARY PROXY STATEMENT AND
DEFINITIVE PROXY STATEMENT, ONCE AVAILABLE, AND THE FINAL PROSPECTUS CAN ALSO BE
OTAINED, WITHOUT CHARGE, AT THE SECURITIES AND EXHANGE COMMISSION'S INTERNET
SITE (http://www.sec.gov).

                                        2

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

GENERAL; STRUCTURE OF MERGER

         On October 20, 2005, Tremisis Energy Acquisition Corporation
("Tremisis") entered into an Agreement and Plan of Merger ("Merger Agreement")
with RAM Energy, Inc. and all of its stockholders ("Stockholders"). A wholly owned subsidiary of Tremisis, formed to effectuate the transactions contemplated by the Merger Agreement by merging with and into RAM Energy, Inc. ("Merger"), is also a party to the Merger Agreement. RAM Energy, Inc. will be the surviving corporation in the Merger, becoming a wholly owned subsidiary of Tremisis. As used in this Report, "RAM" includes RAM Energy, Inc. and all of its subsidiaries.

         RAM is an independent oil and gas company engaged in the acquisition, exploration, exploitation and development of oil and gas properties and the production of oil and gas. At June 30, 2005, RAM's estimated net proved reserves were 20.8 million barrels of oil equivalent, or Boe, of which approximately 58%
were crude oil, 28% were natural gas, and 14% were natural gas liquids, with a present value of future net revenues, discounted at 10% (PV-10), of $391.8 million, before applicable income taxes, based on prices RAM was receiving at
June 30, 2005, which were $60.00 per barrel of oil, or Bbl, and $8.50 per thousand cubic feet, or Mcf, of natural gas. This PV-10 value does not include any of RAM's undeveloped Barnett Shale acreage. At June 30, 2005, RAM's proved developed reserves comprised 66% of its total reserves and the estimated reserve life for RAM's total proved reserves was approximately 14 years. See the section of this Report entitled "RAM and its Business--Oil and Natural Gas Reserves" for
more information. RAM owns interests in approximately 2,900 wells and operates approximately 1,900 of these wells. The wells RAM operates represented approximately 86% of its PV-10 Value as of June 30, 2005.

         The current executive officers of RAM, including Larry E. Lee, its
Chairman of the Board and Chief Executive Officer, will continue in their positions with RAM after the Merger. Mr. Lee also will become the Chairman of the Board and Chief Executive Officer of Tremisis upon consummation of the
Merger.

         Upon consummation of the Merger, the board of directors of Tremisis will be increased to five members and will be comprised of four persons designated by the Stockholders including Mr. Lee, and one person designated by certain stockholders of Tremisis. The Stockholders, on the one hand, and such stockholders of Tremisis, on the other hand, have entered into a Voting
Agreement pursuant to which they have agreed to vote for the other's designees to the board of directors of Tremisis through the annual meeting of the stockholders of Tremisis to be held in 2008.

         The Stockholders hold all of the outstanding voting stock of RAM and have approved and adopted the Merger Agreement in accordance with the Delaware
General Corporation Law ("DGCL"). A holder of an option to purchase shares of common stock of RAM (the only outstanding securities exercisable or convertible into the common stock of RAM) has agreed to exercise such option prior to consummation of the Merger. This option holder is included in the definition of
"Stockholder" and as such, has executed the Merger Agreement and has or will execute all related agreements and documents to which the Stockholders, as stockholders of RAM, are or will be signatories.

                                        3

         The Merger is expected to be consummated in the first quarter of 2006, after the required approval by the stockholders of Tremisis and the fulfillment of certain other conditions, as discussed herein.

MERGER CONSIDERATION

         Pursuant to the Merger Agreement, the Stockholders, in exchange for all of the securities of RAM outstanding immediately prior to the Merger, will receive from Tremisis $30 million in cash and a number of shares of Tremisis common stock equal to the greater of (x) $160,000,000 divided by 115% of the average closing price of a share of Tremisis common stock for the ten trading days immediately prior to the consummation of the Merger and (y) 25,600,000. For purposes of this Report, we have assumed that the Stockholders will be issued
25,600,000 shares of Tremisis common stock. Immediately following the Merger, the Stockholders will own approximately 77% of the total issued and outstanding
Tremisis common stock. 12.5% of the shares of Tremisis common stock being issued to the Stockholders in the Merger will be placed into escrow to secure the indemnity rights of Tremisis under the Merger Agreement and will be governed by the terms of an Escrow Agreement.

         The Stockholders have agreed not to sell any of the Tremisis common stock they receive in the Merger until the six-month anniversary of the closing of the merger, and no more than 50% of such shares during the following six months, subject to certain exceptions.

         Tremisis received an opinion from Gilford Securities Incorporated, dated as of September 22, 2005, that the consideration being paid to the
Stockholder by Tremisis in the Merger is fair, from a financial point of view, to Tremisis' stockholders and that the fair market value of RAM is at least equal to 80% of Tremisis' net assets.

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains representations and warranties of each of
RAM and Tremisis relating to, among other things, (a) proper corporate organization and similar corporate matters, (b) capital structure of each constituent company, (c) the authorization, performance and enforceability of the Merger Agreement, (d) licenses and permits, (e) taxes, (f) financial information and absence of undisclosed liabilities, (g) holding of leases and ownership of other properties, including intellectual property, (h) accounts receivable, (i) inventory, (j) contracts, (k) title to properties, including all oil and gas properties, and environmental condition thereof, (l) title and condition of assets, (m) absence of certain changes, (n) employee matters, (o)
compliance with laws, including environmental laws applicable to oil and gas properties and activities thereon, (p) absence of litigation and (q) compliance with applicable provisions of securities laws. The Stockholders have represented and warranted, among other things, as to their accredited investor status.

COVENANTS

         Tremisis and RAM have each agreed to take such actions as are necessary, proper or advisable to consummate the Merger. They have also agreed to continue to operate their respective businesses in the ordinary course prior to the closing and not to take certain specified actions without the prior written consent of the other party. Notwithstanding the foregoing, RAM shall be entitled to declare its regular quarterly dividend to the Stockholders

                                        4

(approximately $500,000 for the quarter ending December 31, 2005) and a one-time extraordinary dividend, or a redemption of common stock, of up to approximately
$10 million, prior to consummation of the Merger.

         The Merger Agreement also contains additional covenants of the parties, including covenants providing for:

         (i) The parties to use commercially reasonable efforts to obtain all necessary approvals from stockholders, governmental agencies and other third parties that are required for the consummation of the transactions contemplated by the Merger Agreement;

         (ii) RAM to maintain insurance polices providing insurance coverage for its business and its assets in the amounts and against the risks as are commercially reasonable for the businesses and risks covered;

         (iii) The protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;

         (iv) Tremisis to prepare and file a proxy statement to solicit proxies from the Tremisis stockholders to vote in favor of proposals regarding the adoption of the Merger Agreement and the approval of the Merger, the change of
Tremisis' name to one selected by RAM, the increase of the number of authorized shares of Tremisis common stock from 30,000,000 to 100,000,000, an amendment to
Tremisis' certificate of incorporation deleting certain portions of Article
Sixth thereof (relating to certain actions that will no longer be required after the merger) and the adoption of a long-term incentive plan providing for the granting of options and other stock-based awards for not less than an aggregate of 2,400,000 shares of Tremisis common stock;

         (v) Tremisis and RAM to use their reasonable best efforts to obtain the listing for trading on Nasdaq of Tremisis' common stock, warrants and units;

         (vi) RAM to permit Tremisis to conduct reviews and ongoing due diligence of RAM and its operations, including onsite inspections of RAM's oil and gas properties, testing of air, water and soil at such properties, inventory audits and other environmental reviews and related activities;

         (vii) The reduction of the consideration to be paid in the Merger to the Stockholders to the extent RAM does not possess title to various of its properties as represented in the Merger Agreement, or the environmental condition of various of its properties are not as represented in the Merger
Agreement, where such adverse title and/or environmental conditions cannot be cured prior to consummation of the Merger and such uncured, adverse title and/or environmental conditions would require an aggregate adjustment of at least
$500,000 to such consideration; and

         (viii) RAM and the Stockholders to waive their rights to make claims against Tremisis to collect from a trust fund established for the benefit of the
Tremisis stockholders who purchased their securities in Tremisis' IPO for any moneys that may be owed to them by Tremisis for any reason whatsoever, including breach by Tremisis of the Merger Agreement or its representations and warranties therein.

                                        5

CONDITIONS TO CLOSING

         GENERAL CONDITIONS

         Consummation of the transactions is conditioned on the Tremisis stockholders, at a meeting called for these purposes, (i) adopting the Merger
Agreement and approving the merger, (ii) approving the change of Tremisis' name, and (iii) approving the increase of the authorized shares of Tremisis' common stock from 30,000,000 to 100,000,000.

         The adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding Tremisis common stock. The holders of the Tremisis common stock issued prior to its IPO, including the current officers and directors of Tremisis, have agreed to vote their shares in the matter of the approval of the Merger Agreement to the same effect as the majority of the shares sold in the IPO ("Public Shares") are voted.
Additionally, if holders owning 20% or more of the Public Shares vote against the transaction and exercise their right to convert their Public Shares into a pro-rata portion of the funds held in trust by Tremisis for the benefit of the holders of the Public Shares, then the transaction contemplated by the Merger
Agreement cannot be consummated.

         The approval of the Tremisis name change and the increase in the number of authorized shares of Tremisis common stock will require the affirmative vote of the holders of a majority of the outstanding common stock of Tremisis, and such approvals are conditions to the consummation of the Merger. The approval of the long-term incentive plan will require the affirmative vote of a majority of the Tremisis common stock present in person or by proxy at the stockholder meeting, and the amendment of Article VI of Tremisis' certificate of incorporation will require the affirmative vote by the holders of a majority of the common stock of Tremisis present in person or by proxy at the stockholder meeting, but these approvals are not conditions to the consummation of the
Merger.

         In addition, the consummation of the transactions contemplated by the
Merger Agreement is conditioned upon (i) no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such transactions, (ii) the execution by and delivery to each party of each of the various transaction documents, (iii) the delivery by each party to the other party of a certificate to the effect that the representations and warranties of each party are true and correct in all material respects as of the closing and all covenants contained in the Merger Agreement have been materially complied with by each party, (iv)
the receipt of necessary consents and approvals by third parties and the completion of necessary proceedings and (v) Tremisis' common stock being quoted on the OTC Bulletin Board or listed for trading on Nasdaq.

         RAM'S CONDITIONS TO CLOSING

         The obligations of RAM to consummate the transactions contemplated by the Merger Agreement also are conditioned upon each of the following, among other things:

         (i) There shall have been no material adverse change in the assets, liabilities or financial condition of Tremisis or its business since the date of the Merger Agreement; and

                                        6

         (ii) The trust fund established for the benefit of the holders of
Tremisis' Public Shares shall contain no less than $33,600,000 and shall be dispersed to Tremisis immediately upon the closing, less amounts paid to
Tremisis stockholders who have elected to convert their shares to cash in accordance with Tremisis' certificate of incorporation.

         TREMISIS' CONDITIONS TO CLOSING

         The obligations of Tremisis to consummate the transactions contemplated by the Merger Agreement also are conditioned upon each of the following, among other things:

         (i) At the closing, there shall have been no material adverse change in the assets, liabilities or financial condition of RAM, its subsidiaries or their businesses since the date of the Merger Agreement;

         (ii) At the closing, RAM, on a consolidated basis immediately prior to closing, will have no more than $125 million of indebtedness for borrowed money, exluding borrowed funds held as cash collateral for certain hedging obligations and subject to certain other exceptions; and

         (iii) At the closing, Mr. Lee shall enter into the Lee Employment
Agreement (as defined below).

INDEMNIFICATION

         As the sole remedy for the obligation of the Stockholders to indemnify and hold harmless Tremisis for any damages, whether as a result of any third party claim or otherwise, and which arise as a result of or in connection with the breach of representations and warranties and agreements and covenants of RAM or in connection with an identified, existing action involving certain of RAM's subsidiaries and affiliates ("Pending Claim"), there will be held back from the shares of Tremisis common stock to be issued to the Stockholders upon consummation of the Merger, 12.5% of such shares ("Escrow Fund"), which shall be placed in escrow with an independent escrow agent. Any indemnification payments shall be paid solely from the shares held back or, at the election of the
Stockholders, in cash paid by the Stockholders in substitution for such shares.
For purposes of satisfying an indemnification claim, shares of Tremisis common stock will be valued at the average reported last sales price for the ten trading days ending on the last day prior to the day that the claim is paid.
Claims for indemnification may be asserted by Tremisis once the damages exceed
$1,000,000 and are indemnifiable to extent that damages exceed $1,000,000;
provided that claims for indemnification with respect to damages to Tremisis or
RAM (post-Merger) resulting from the Pending Claim shall not be subject to such threshold. Claims arising from title defects or environmental issues relating to
RAM's properties will not be indemnifiable since there is a mechanism provided by the Merger Agreement to reduce the consideration being paid to the
Stockholders in the Merger for material title defects and adverse environmental conditions that are discovered prior to consummation of the Merger.

         Any shares of Tremisis common stock remaining in the Escrow Fund on
June 30, 2007 shall be released to the Stockholders, except those shares reserved against any claims arising prior to that date, including the Pending
Claim if same has not been adjudicated, settled, dismissed or otherwise resolved in its entirety with respect to RAM and its subsidiaries and affiliates prior to such date, in such amounts and manner as prescribed in the Escrow Agreement.

                                        7

TERMINATION

         The Merger Agreement may be terminated at any time, but not later than the closing, as follows:

         (i) By mutual written consent of Tremisis and RAM;

         (ii) By either Tremisis or RAM if the proxy statement for the meeting of stockholders of Tremisis that will be called to vote upon the merger and related proposals has not been mailed to Tremisis' stockholders of record on or before February 14, 2006;

         (iii) By either Tremisis or RAM if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and nonappealable;

         (iv) By either Tremisis or RAM if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach;

         (v) By either Tremisis or RAM if they are unable to agree as to the amount of adjustment to be made to the merger consideration with respect to adverse title conditions or environmental conditions that are not cured by the closing, as the closing may be extended in such circumstances;

         (v) By Tremisis if any RAM properties are damaged or destroyed by fire or other casualty or are taken under the right of eminent domain and as result thereon the aggregate value of the properties, in Tremisis' good faith judgment, is reduced by an amount exceeding $1 million (net of insurance proceeds); and

         (vi) By either Tremisis or RAM if, at the Tremisis stockholder meeting, the Merger Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Tremisis' common stock, or 20% or more of the Public Shares request conversion of their shares into the pro rata portion of the trust fund in accordance with Tremisis'
certificate of incorporation.

         If Tremisis wrongfully fails or refuses to consummate the merger or RAM terminates the Agreement because of a material breach by Tremisis of its covenants, representations or warranties that remains uncured 30 days after receipt of a notice to intent to terminate from RAM and Tremisis consummates a merger or other business combination with another entity on or before May 18,
2006, Tremisis will be obligated to pay RAM, concurrently with the consummation of such other merger or business combination, a cash termination fee of
$7,500,000, payment of which shall be in full satisfaction of all other rights of RAM for damages under the Merger Agreement or otherwise.

                                        8

EMPLOYMENT AGREEMENT

         In connection with the consummation of the Merger Agreement, Mr. Lee will enter into an employment agreement with Tremisis . Under the terms of the employment agreement, Mr. Lee will serve as the Chief Executive Officer of
Tremisis for a term of three years.

         The employment agreement provides that Mr. Lee will receive an annual base salary of $450,000. Mr. Lee also may be awarded a bonus for any fiscal year during the employment term, either pursuant to an incentive compensation plan maintained by Tremisis or as otherwise may be determined by Tremisis' board of directors.

         The employment agreement provides that, in the event of the termination of Mr. Lee's employment by Tremisis without Cause (as defined in the employment agreement) or by Mr. Lee for Good Reason (as defined in the employment agreement), Tremisis will pay him in lump sum equal to: (i) all of his base salary, to the extent not already paid, through the date of termination, plus
(ii) the product of (a) an amount equal to any bonus paid him for the last full fiscal year (if any) completed during his employment or, if higher, any bonus paid to him for any full fiscal year during his employment (as applicable, the
"Recent Bonus"), and (b) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365; and (iii) the product obtained by multiplying two
(2) times his then current base salary.

         In addition, if Mr. Lee's employment is terminated by Tremisis without
Cause or by Mr. Lee for Good Reason, then for the remainder of the employment term, or such longer period as any plan, program, practice or policy may provide, Tremisis shall continue benefits to him and/or his family equal to those which would have been provided to them in accordance with the plans, programs, practices and policies if his employment had not been terminated.

         If Mr. Lee's employment is terminated by reason of his death or disability, Tremisis shall pay: (i) any unpaid base salary through the date of termination; (ii) the product of any bonus paid to him for the last full fiscal year and a fraction, the numerator of which is the number of days in the then current fiscal year through the date of termination, and the denominator of which is 365; and (iii) the amount equal to his then current base salary for twelve (12) months or such shorter period as may remain in the employment term.

         The employment agreement contains certain restrictive covenants that prohibit Mr. Lee from disclosing information that is confidential to Tremisis and its subsidiaries and generally prohibits him, during the employment term and for one year thereafter, from soliciting or hiring the employees of Tremisis and its subsidiaries. The employment agreement does not contain any restrictive covenants that otherwise limit Mr. Lee's ability to compete with Tremisis and its subsidiaries following his employment with Tresmisis.

                                        9

ITEM 7.01         REGULATION FD DISCLOSURE

                              RAM AND ITS BUSINESS

GENERAL

         RAM is a privately-owned, independent, oil and gas company headquartered in Tulsa, Oklahoma. RAM's business strategy is to acquire, explore, develop, exploit, produce and manage oil and gas properties, primarily in Texas, Louisiana and Oklahoma. RAM has been active in these core areas since its inception in 1987. RAM's management team has extensive technical and operating expertise in all areas of RAM's operations and geographic focus.

         At June 30, 2005, RAM's estimated net proved reserves were 20.8 million barrels of oil equivalent, or Boe, of which approximately 58% were crude oil,
28% were natural gas, and 14% were natural gas liquids, with a present value of future net revenue before applicable income taxes, discounted at 10%, or PV-10
Value, of approximately $391.8 million, based on prices RAM was receiving as of
June 30, 2005 which were $60.00 per barrel, or Bbl, of oil and $8.50 per thousand cubic feet, or Mcf, of natural gas. At that date, RAM's proved developed reserves comprised 66% of its total reserves and the estimated reserve life for RAM's total proved reserves was approximately 14 years.

         RAM owns interests in approximately 2,900 wells and operates approximately 1,900 of these wells. The wells RAM operates represented approximately 86% of its PV-10 Value as of June 30, 2005. In addition, RAM has positioned itself for participation in two emerging resource plays: (1) the on-going Barnett Shale play located in Jack and Wise Counties, Texas, where RAM owns interests in approximately 27,700 gross acres (6,800 net acres) and (2) an exploratory Barnett and Woodford Shale play located in Reeves County, Texas, where RAM owns interests in approximately 70,000 gross acres (11,800 net acres).
RAM also owns interests in various gathering systems and a natural gas processing plant that serves its producing properties.

         RAM has grown principally through acquisitions of producing properties and the further development of these acquired properties. Since 1987, RAM has arranged and managed over 20 acquisitions of producing oil and gas properties and related assets for an aggregate purchase price approximating $400 million.
The most recent of these acquisitions, which closed in December 2004, was RAM's purchase of WG Energy Holdings, Inc. for $82.5 million, following which WG
Energy Holding's name was changed to RWG Energy, Inc., or RWG. RWG's estimated proved reserves at December 31, 2004 included 9.5 million Bbls of oil, 2.1 million Bbls of natural gas liquids, or NGLs, and 10.0 billion cubic feet, or
Bcf, of natural gas, or a total of 13.2 million Boe. The cost of the WG Energy
Holdings acquisition on a per barrel basis was approximately $6.25 per Bbl.

         RAM owns or has access to 2-D and 3-D seismic information covering significant portions of its producing properties. RAM is actively engaged in re-interpreting and reprocessing such data in an effort to identify additional exploration and exploitation targets across RAM's owned acreage. RAM regularly reviews prospects proposed by other operators and from time to time participates in exploration plays within its core areas.

                                       10

         During 2005, RAM expects to drill or participate in the drilling of 65 total wells, 64 of which will be development wells and 1 will be an exploratory well. Through June 30, 2005, RAM has participated in the drilling of 25 wells and completed recompletions in 15 of its existing wells. From 1997 through
December 31, 2004, RAM's reserve replacement ratio, through discoveries, extensions, revisions and acquisitions, but excluding dispositions, was 324%.
From 1989 through September 30, 2005, RAM drilled or participated in the drilling of 446 oil and natural gas wells with a 92% success rate.

         For its fiscal year ended December 31, 2004, RAM reported total oil and gas sales of $17.7 million. For the six months ended June 30, 2005, RAM reported total oil and gas sales of $30.3 million.

NET PRODUCTION, UNIT PRICES AND COSTS

         The following table presents certain information with respect to RAM's oil and natural gas production, prices and costs attributable to all oil and natural gas properties owned by RAM for the periods shown. Average realized prices reflect the actual realized prices received by RAM, including the results of RAM's hedging activities.

                                                   Six Months
                                                     Ended                           Year Ended
                                                    June 30,                        December 31,
                                                   ----------    ---------------------------------------------------
                                                      2005             2004              2003            2002
                                                      ----             ----              ----            ----

Production volumes:
       Oil and condensate (MBbls)..........              399              187                288            204
       Natural gas liquids (MBbls).........               90                -                  -              -
       Natural gas (MMcf)..................            1,236            1,899              2,381          1,744
             Total (MBoe)..................              696              504                685            495

Average realized prices :
       Oil and condensate (per Bbl)........           $49.60           $36.83             $29.32         $24.44
       Natural gas liquids (per Bbl).......           $33.70                -                  -              -
       Natural gas (per Mcf)...............            $6.06            $5.67              $5.07          $2.79
             Per Boe.......................           $43.61           $35.08             $29.97         $20.34

Expenses (per Boe):
       Oil and natural gas production taxes            $2.22            $2.51              $2.00          $2.10
       Oil and natural gas production taxes           $10.83            $7.84              $5.15          $6.12
       Amortization of full-cost pool......            $8.11            $5.92              $5.53          $5.36
       General and administrative..........            $5.63           $13.10              $9.25         $11.84

OIL AND GAS PROPERTIES

     RAM's principal fields and core operating areas are as follows:

     o   Electra/Burkburnett Area, Wichita and Wilbarger Counties, Texas;

     o   Egan Field, Acadia Parish, Louisiana;

     o   Boonsville Area, Jack and Wise Counties, Texas;

     o   Barnett Shale, Jack and Wise Counties, Texas; and

                                       11

     o   Vinegarone Field, Val Verde County, Texas.

         ELECTRA/BURKBURNETT AREA

         RAM's properties in the Electra/Burkburnett Area of North Texas include
26 leases covering 12,190 gross acres. As of June 30, 2005, RAM owned interests in approximately 1,600 wells in the Electra/Burkburnett Area, of which 490 were active producing wells and 210 were active injection wells.

         RAM, together with its recently acquired subsidiary, RWG, drilled more than 40 wells in the Electra/Burkburnett Area from November 1, 2004 through
June, 30, 2005, and another 226 drilling locations are currently booked as proved undeveloped.

         Millions of barrels of crude oil have been produced from the Electra
Field over the past 80 years. RAM's wells currently active in the field produce through secondary recovery (waterflood) operations. Well spacing has been decreased to two to three acre spacing in most areas to permit the recovery of bypassed oil and to improve waterflood operations.

         RAM estimates the average infill well remaining to be drilled in the
Electra/Burkburnett Area should have ultimate recoverable reserves of approximately 22,000 Bbls of oil. Drilling and completion costs are estimated to average approximately $135,000 per well.

         On April 1, 2005, RAM purchased a drilling rig specifically for the purpose of facilitating its ongoing drilling program in the Electra/Burkburnett
Area. RAM is currently drilling an average of six wells per month.

         RAM sells the crude oil produced from its Electra/Burkburnett Area properties to Shell Trading (US) Company. For the month of June 2005, the sale price was $53.65 per Bbl of oil.

         During the six months ended June 30, 2005, the aggregate net production attributable to RAM's interest in its Electra/Burkburnett properties was 328,407
Bbls of oil and 30,775 Bbls of NGLs, or 359,182 Boe, and average daily production for the period was 1,814 Bbls of oil per day and 170 Bbls of NGLs per
day, or 1,984 Boe per day.

         During June 2005, aggregate net production attributable to RAM's interest in its Electra/Burkburnett properties was 52,080 Bbls of oil and 4,140
Bbls of NGLs, or 56,220 Boe, and the average daily production was 1,736 Bbls of oil per day and 138 Bb1s of NGLs per day, or 1,874 Boe per day.

         EGAN FIELD

         RAM's Egan Field, located in Acadia Parish, Louisiana, covers an area of approximately 4,400 acres. Over the past 60 years, more than 90 wells have been drilled in the field. Current production from the Egan Field is obtained primarily at depths ranging from 9,000 feet to 12,400 feet.

         Over the past five years, RAM has undertaken a recompletion program in the Egan Field, conducting successful operations in 12 wells, and has identified more than 11 additional recompletion opportunities in existing wellbores.

         RAM owns or has licensed over 41 miles of 2-D and 3-D seismic covering its Egan Field properties. As a result of recent and ongoing analysis of this data, RAM expects to have a new inventory of additional drilling and recompletion prospects on its Egan Field properties for exploitation and development over the next several years.

         RAM owns interest in approximately 4,367 gross (2,633 net) leasehold acres and 12 producing wells in the Egan Field, and is the operator of all such wells.

                                       12

         For the six months ended June 30, 2005, the aggregate net production attributable to RAM's interest in the Egan Field properties was 10,112 Bbls of oil and 265 MMcf of natural gas, or 54,352 Boe, and average daily production for the period was 300 Boe per day.

         During June 2005, aggregate net production attributable to RAM's interest in its Egan Field properties was 1,634 Bbls of oil and 41,566 Mcf of natural gas, or 8,562 Boe, and RAM's daily production for the period was 54 Bbls of oil per day and 1,386 Mcf of natural gas per day, or 285 Boe per day.

         BOONSVILLE AREA

         The Boonsville Area is located in the Fort Worth Basin of North Central
Texas in Jack and Wise Counties, and includes RAM's Barnett Shale rights. RAM's leasehold in the area covers approximately 9,950 gross acres lying within the much larger Boonsville Field, which includes several hundred thousand acres.

         RAM's properties in Jack and Wise Counties are comprised of two discrete subsets: the shallow gas zones and the Barnett Shale acreage. A considerable portion of RAM's leasehold in the area is segregated with respect to rights above and below the Marble Falls formation, a prominent geologic marker in the area. RAM's substantially undeveloped Barnett Shale acreage (which lies below the Marble Falls) is a distinct property requiring drilling, completion and production techniques dissimilar from the shallow gas producing zones. Accordingly, RAM treats its Barnett Shale acreage as a separate major property.

         RAM's oil and gas production in the Boonsville Area is derived principally from sands found at depths ranging from 3,800 feet to 6,100 feet.
RAM owns working interests in 84 wells producing from these shallow gas zones and operates all but one of such wells.

         RAM owns and operates an extensive gas gathering system in the field which gathers gas solely from RAM's wells. The gas is compressed in the field through compression facilities also owned by RAM, and then is delivered into a larger system operated by Dynegy for delivery to the Dynegy-owned Chico gas processing plant, where the natural gas is processed for the extraction of NGLs.
RAM currently receives 80% of both the residue gas and the NGLs attributable to its share of delivered volumes.

         RAM has not drilled any wells in the Boonsville Area since its acquisition of WG Energy Holdings in December 2004. Currently, there are 22 drilling locations identified as proved undeveloped locations.

         During the six months ended June 30, 2005, the aggregate net production attributable to RAM's working interests in the Boonsville Area properties (above the Marble Falls) was 15,371 Bbls of oil, 415 MMcf of natural gas and 59,225
Bbls of NGLs, or 143,817 Boe, and average daily production for the period was 85
Bbls of oil per day, 2,295 Mcf of natural gas per day and 327 Bbls of NGLs, or
794 Boe per day.

         During June 2005, aggregate net production attributable to RAM's interest in the Boonsville shallow gas properties was 2,256 Bbls of oil, 65,418
Mcf of natural gas, and 12,329 Bbls of NGLs, and the average daily production for the period was 75 Bbls of oil, 2,181 Mcf of natural gas and 301 Bbls of
NGLs or 739 Boe per day.

                                       13

         BARNETT SHALE ACREAGE

         RAM owns leases covering approximately 27,700 gross (6,800 net) acres of Barnett Shale rights, all of which are held by production from wells completed in the shallow gas zones. The Barnett Shale currently is the largest natural gas play in Texas. RAM's Barnett Shale acreage lies in the Boonsville
Area of Jack and Wise Counties, Texas, below the Marble Falls geologic marker at depths ranging from 6,500 feet to 8,500 feet and is, for the most part, undeveloped.

         The Barnett Shale area is an emerging resource play with the potential to become a multi-well, long-lived gas project with substantial exploitation opportunity and is believed to be one of the most promising new natural gas plays in the United States. The most productive wells in the Barnett Shale play are wells that have been drilled horizontally. The average cost of drilling and completing a horizontal well to the Barnett Shale is approximately $1.75 to $2.2 million.

         RAM is a party to two separate agreements covering its acreage position in the Barnett Shale:

         o    Approximately 3,500 gross acres are subject to a Participation
              Agreement with Chief Oil & Gas, Inc., with RAM having the right to participate with a 36% working interest in each well proposed to be drilled on the contract area. The agreement is on a
              "drill-to-earn" basis and includes a continuous drilling
              obligation, requiring Chief to commence a new well within 120 days after the filing of a completion report on the preceding well, failing which Chief's right to earn under the Participation
              Agreement will terminate. To date Chief has drilled and completed three commercially productive horizontal wells, with a fourth well now being completed, and a fifth proposed well for drilling during the last quarter of this year.

         o    RAM's remaining Barnett Shale acreage (approximately 24,000 gross acres) is committed to an agreement with EOG Resources, Inc. RAM has a 23.9% working interest in this acreage block. Currently, RAM and its partners are acquiring and interpreting 3D seismic data with the expectation that a number of locations will be identified for drilling commencing in 2006.

         Although the Barnett Shale play has not yet made a substantial contribution to RAM's daily production, RAM believes that there are approximately 170 probable drilling locations on RAM's Barnett Shale acreage, with 153 of those probable wells to be located on leasehold subject to the EOG agreement and 17 on the Chief acreage block.

         During the six months ended June 30, 2005, the aggregate net production attributable to RAM's interest in the currently producing Barnett Shale wells was 2,149 Bbls of oil and 106 MMcf of natural gas, and average daily production for the period was 12 Bbls of oil and 584 Mcf of natural gas per day, or 109 Boe per day.

         During June 2005, the aggregate net production attributable to RAM's interest in the Barnett Shale properties was 340 Bbls of oil and 19 MMcf of natural gas, and the average daily production for the period was 11 Bbls of oil per day and 650 Mcf per day, or 119 Boe per day.

                                       14

         VINEGARONE FIELD

         The Vinegarone Field is located in Val Verde County, Texas, which is in the Big Bend region of South Texas. RAM owns working interests in seven producing wells in the field, none of which are operated by RAM.

         Production from Vinegarone Field is obtained primarily from three distinct horizons at depths ranging from 9,100 feet to 10,100 feet. RAM owns interests in 6,686 gross (1,682 net) leasehold acres in the Vinegarone Field.

         During 2004, RAM participated in the drilling of four new wells in the
Vinegarone Field, three of which were successfully completed. RAM has identified seven proved undeveloped locations in the field and expects to continue its development of the field over the next three years.

         For the six months ended June 30, 2005, the aggregate net production attributable to RAM's interest in the Vinegarone Field properties was 245 MMcf of natural gas, and the average daily production for the period was 1,356 Mcf of natural gas per day, or 226 Boe per day.

         During June 2005, the aggregate net production attributable to RAM's interest in the Vinegarone Field was 41 MMcf of natural gas , and the average daily production for the period was 1,355 Mcf of natural gas, or 226 Boe per day.

         OTHER PROPERTIES

         In addition to its principal fields and core operating areas, RAM also owns interests in other properties located in Texas, Oklahoma, Mississippi,
Louisiana, Kansas, New Mexico, Wyoming, Arkansas and offshore California.

         RAM owns a significant number of properties scattered throughout the principal producing basins in Oklahoma. In addition, RAM also owns an interest in two exploration prospects in Oklahoma and is actively seeking other exploration opportunities throughout its core areas.

         In Texas, in addition to the Electra/Burkburnett and Boonesville Area properties, RAM owns miscellaneous operated and non-operated interests in 45 producing wells across the state, from the Panhandle down through the Permian
Basin to South Texas, and eastward to Louisiana. It also owns a substantial position in an exploratory project located in Reeves County, Texas where it owns interests in approximately 70,000 gross acres and 11,800 net acres. Virtually all of RAM's leasehold interest in Reeves County is subject to farmout agreements with either J. Cleo Thompson, et al., or Alpine, Inc. et al. The
Alpine farmout covers roughly half of RAM's gross acreage position and has resulted in the drilling of two Barnett Shale wells, one vertically and one horizontally, with the horizontal well now awaiting a completion attempt. The remaining acreage is subject to a farmout agreement with J. Cleo Thompson, et
al., which requires the acquisition of 10 square miles of 3D seismic preparatory to the drilling of a well on or before January 1, 2006 to a depth sufficient to test the Woodford Shale. Both farmout agreements allow the farmee to earn an interest in certain of RAM's leases by drilling the initial obligatory wells and then continue to earn interests by drilling subsequent wells within 90 to 180 days after commencement of the immediately preceding well. RAM has the right to participate

                                       15

for one-half of its interest in the wells drilled subsequent to the initial earning wells under each farmout agreement.

OIL AND NATURAL GAS RESERVES

         The following table summarizes the estimates of RAM's historical net proved reserves and the related present values of such reserves at the dates shown. The reserve and present value data for RAM's oil and natural gas properties as of June 30, 2005, were prepared by employees of RAM. The data for
December 31, 2004 were prepared by the independent petroleum engineering firms of Williamson Petroleum Consultants and Forrest A. Garb & Associates. The data for December 31, 2003 and 2002 were prepared by the independent petroleum engineering firm of Forrest A. Garb & Associates. In the following table, PV-10
Value represents the present value of estimated future net revenues before income tax discounted at 10%, using prices in effect at the end of the respective periods presented and excluding the effects of hedging activities.
Estimates of RAM's proved reserves and future net revenues are made using published period-end spot oil and natural gas sales prices and are held constant throughout the life of the properties. The prices used in calculating PV-10
Value as of June 30, 2005 were $60.00 per Bbl of oil and $8.50 per Mcf of natural gas. The prices at which RAM sells natural gas typically are determined on the first day of each month for the entire month. In the following table,
"proved reserves" include proved developed reserves and proved undeveloped reserves. The PV-10 values set forth in the table do not include any of RAM's undeveloped Barnett Shale acreage.

                                                   Reserve Data
-------------------------------------------------------------------------------------------------------------------
                                                        June 30,                      December 31,
                                                          2005             2004           2003           2002
                                                          ----             ----           ----           ----

Proved developed reserves:
   Oil & condensate (MBbls)...................              7,757             6,198          2,151        2,234
   Natural gas liquids (MBbls)................              1,314             1,611              0            0
   Natural gas (MMcf).........................             27,825           31, 048         26,237       28,379
      Total (MBoe)............................             13,709            12,894          6,524        6,964
   PV-10 Value (in thousands).................           $269,086          $164,007        $84,781      $68,824
Proved reserves:
   Oil & condensate (MBbls)...................             12,128            10,667          2,322        2,451
   Natural gas liquids (MBbls)................              2,844             2,087              0            0
   Natural gas (MMcf).........................             34,907            38,195         34,567       35,920
      Total (MBoe)............................             20,790            19,120          8,803        8,438
  PV-10 Value (in thousands)..................           $391,760          $236,201       $104,570      $80,751
  $/Mcf.......................................              $8.50             $6.02          $6.19        $4.24
  $/Bbl.......................................             $60.00            $40.25         $29.25       $27.75

         Estimated quantities of proved reserves and future net revenues therefrom are affected by oil and natural gas prices, which have fluctuated widely in recent years. There are numerous uncertainties inherent in estimating oil and natural gas reserves and their values, including many factors beyond the control of the producer. The reserve data set forth in this report represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of

                                       16

engineering and geological interpretation and judgment. As a result, estimates of different engineers, including those used by RAM, may vary. In addition, estimates of reserves are subject to revisions based upon actual production, results of future development and exploration activities, prevailing oil and natural gas prices, operating costs and other factors, which revisions may be material. The PV-10 Value of RAM's proved oil and natural gas reserves does not necessarily represent the current or fair market value of such proved reserves, and the 10% discount factor may not reflect current interest rates, RAM's cost of capital or any risks associated with the development and production of its proved oil and natural gas reserves.

         In general, the volume of production from oil and natural gas properties declines as reserves are depleted. Except to the extent RAM acquires properties containing proved reserves or conducts successful exploitation and development activities, RAM's proved reserves will decline as reserves are produced. RAM's future oil and natural gas production is, therefore, highly dependent upon its level of success in finding or acquiring additional reserves.

ACQUISITION, DEVELOPMENT AND EXPLORATION CAPITAL EXPENDITURES

         The following table presents information regarding RAM's net costs incurred in RAM's acquisitions of proved properties, and its development and exploration activities:

                                                                                    YEAR ENDED
                                                                                   DECEMBER 31,
                                                            ------------------------------------------------------------
                                                                    2004               2003                2002
                                                            ------------------------------------------------------------
                                                                                  (in thousands)

Proved property acquisition costs....................         $    82,577         $         -        $         -
Development costs....................................               5,082               3,889              5,370
Exploration costs....................................                 818                 393              1,449
                                                              -----------         -----------        -----------
  Total costs incurred...............................         $    88,477         $     4,282        $     6,700
                                                              ===========         ===========        ===========
Proved reserves acquired/discovered
  (includes revisions of previous
  estimates) (Mboe)..................................              13,670                 333              1,206
Total cost per Mboe of reserves acquired/discovered..               $6.47              $12.85              $5.55

OIL AND NATURAL GAS MARKETING AND HEDGING

         RAM's oil and natural gas production is sold primarily under market sensitive or spot price contracts. During the six months ended June 30, 2005, three customers accounted for approximately 75% of RAM's sales of oil and natural gas. RAM believes there are numerous other companies available to purchase RAM's oil and natural gas, and that the loss of any or all of these purchasers would not materially affect its ability to sell oil and natural gas.
However, if the natural gas gathering and processing system and plant located in the Boonsville Area that is currently owned by RAM's second largest customer were to cease operations, whether for mechanical, financial or other reasons, such cessation could materially and adversely affect RAM's cash flow from operations on a temporary basis. RAM has no reason to believe that any such cessation is likely to occur.

                                       17

         To reduce exposure to fluctuations in oil and natural gas prices and to achieve more predictable cash flow, RAM periodically utilizes various hedging strategies to manage the price received for a portion of its future natural gas and oil production. RAM has not established hedges in excess of its expected production. These strategies customarily involve the purchase of put options to provide a price floor for its production, put/call collars that establish both a floor and a ceiling price to provide price certainty within a fixed range, put/call/call collars that establish a secondary floor above the put/call collar ceiling, and forward sale contracts for specified monthly volumes at prices determined with reference to the natural gas futures market or swap arrangements that establish an index-related price above which RAM pays the hedging partner and below which RAM is paid by the hedging partner. These contracts allow RAM to predict with greater certainty the effective oil and natural gas prices to be received for its production and benefit RAM when market prices are less than the strike prices or fixed prices under its hedging contracts. However, RAM will not benefit from market prices that are higher than the strike or fixed prices in these contracts for its hedged production.

         RAM's hedge positions at June 30, 2005 are shown in the following table:

                         Crude Oil (Bbls)                                 Natural Gas (Mmbtu)
           ---------------------------------------------    ------------------------------------------------
                  Floors                 Ceilings                  Floors                  Ceilings
------------------------------------------------------------------------------------------------------------
  Year      per day     Price       per day     Price        per day     Price        per day      Price
------------------------------------------------------------------------------------------------------------

2005         1,542     $40.00         542      $46.25         6,000      $5.75         6,000       $8.09
2006         1,508     $42.49        1,508     $60.50         5,296      $6.08         5,296       $8.28
2007         1,000     $35.00        1,000     $69.74           -          -             -           -

                           Secondary Floors                                 Secondary Floors
                ----------------------------------------    -------------------------------------------------
     Year             per day               Price                   Per day                   Price
------------------------------------------------------------------------------------------------------------

2005                    500                $55.75                      -                        -
2006                     -                    -                      5,000                    $9.75

RAM's hedging contracts for oil continue through December 2007, and its contracts for natural gas continue through October 2006. For the six months ended June 30, 2005, RAM produced 2,206 Bbls of oil per day, 6,828 Mcf of natural gas per day, and 499 Bbls of NGLs per day.

MANAGEMENT

         RAM's senior management team has over 150 combined years of oil and gas operations and management experience. This management team is comprised of:

         LARRY E. LEE is a founder of RAM and serves as its Chairman of the
Board and Chief Executive Officer. Mr. Lee has been active in the oil and gas industry since 1976. Mr. Lee worked for the private companies of Goldman
Enterprises and Kerr Consolidated before developing the RAM companies in 1984.
Mr. Lee, a native Oklahoman, received his B.B.A. in finance from the University of Oklahoma in 1970. He served in the public sector as Budget Director for the city of Oklahoma City and was a member of the staff of Governor David Boren. Mr.
Lee is a Wildcatter member of the Oklahoma Independent Petroleum Association and a member of the Independent Petroleum Association of America, having served as director. Mr. Lee is a member of the Board of Trustees, serves as Chairman of the Finance Committee, is a member of the Executive Committee, and is Chairman
Elect of the Board of Trustees for the

                                       18

Philbrook Museum of Art. He is also a member of the Board of Directors of the
Oklahoma Heritage Association, where he serves on the Executive and Finance
Committees. Mr. Lee serves as a member of the Executive Board of the Indian
Nations Council of the Boy Scouts of America. He is a lifetime member of World
Presidents' Organization.

         LARRY G. RAMPEY is Senior Vice President of Operations for RAM. He is
responsible for the supervision of the Operations Department, which provides technical skills extending from property assimilation to property enhancement and drilling activities. Mr. Rampey has 30 years of experience in the management of both domestic and international oil and gas properties. Prior to joining RAM in 1989, Mr. Rampey held the positions of Vice President of International
Operations and Vice President of Domestic Operations for Reading & Bates
Petroleum Co. He was with Amoco prior to joining Reading & Bates. Mr. Rampey holds a B.S. degree in Industrial Engineering from Oklahoma State University and is a member of the Society of Petroleum Engineers and the Oklahoma Independent
Petroleum Association.

         JOHN LONGMIRE is CFO and Senior Vice President of RAM. Mr. Longmire has
30 years experience in various financial management positions in the oil and gas industry. Prior to joining RAM in 1990, Mr. Longmire held various positions with
Texas International Company, Amarex, Inc. and Union Oil Company of California
(UNOCAL). Mr. Longmire is a Certified Public Accountant. He holds a B.S. degree from California State University at Los Angeles.

         DRAKE N. SMILEY is Senior Vice President of Land and Exploration for
RAM. Prior to joining RAM in 1989, he was employed by Reading & Bates, serving as Manager of Land. Before Reading & Bates, he was employed by Cities Service
Company. In June of 1994, Mr. Smiley accepted the position of Vice President,
Land with Continental Resources, Inc. in Enid, Oklahoma and then rejoined RAM in his present position in early 1997. Mr. Smiley has 28 years of experience in the petroleum industry and is a member of the Oklahoma and Tulsa County Bar
Associations, the Tulsa and American Associations of Petroleum Landmen and the
Oklahoma Independent Petroleum Association. He is a Phi Beta Kappa graduate of the University of Missouri, where he also received his Juris Doctorate.

         JOHN L. COX joined RAM's management team in June 2005 as Vice President
- Finance. Mr. Cox brings to RAM a full range of oil and gas accounting and financial expertise. Prior to joining RAM's staff Mr. Cox served as Chief
Financial Officer of Cannon Energy, Inc. from 2001 to 2005; Controller for
Mannix Oil and Gas, Inc. from 2000 to 2001; Controller/Bankruptcy Accountant for
Bankruptcy Trustee for Bristol Resources Corporation from 1997 to 2000; Vice
President and CFO for Latex Petroleum from 1994 to 1997; Controller of Panada
Exploration, Inc. from 1990 to 1994; and Controller/Manager of Financial
Reporting for Reading & Bates Petroleum Co. from 1976 to 1989. Mr. Cox is a
Certified Public Accountant and holds a B. S. degree in Accounting from Oklahoma
City University.

COMPETITION

         The oil and natural gas industry is highly competitive. RAM competes for the acquisition of oil and natural gas properties, primarily on the basis of the price to be paid for such properties, with numerous entities, including major oil companies and other independent oil and natural gas concerns and individual producers and operators. Many of these competitors are large, well-established companies and have financial and other resources substantially greater than RAM's.

                                       19

The ability of RAM to acquire additional oil and natural gas properties and to discover reserves in the future will depend upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

FACILITIES

         RAM's executive and operating offices are located at Suite 650,
Meridian Tower, 5100 E. Skelly Drive, Tulsa, Oklahoma 74135. RAM also has offices in Houston and Electra, Texas.

REGULATION

         Various aspects of RAM's oil and gas operations are subject to extensive and continually changing regulation, as legislation affecting the oil and gas industry is under constant review for amendment or expansion. Numerous departments and agencies, both federal and state, are authorized by statute to issue, and have issued, rules and regulations binding upon the oil and gas industry and its individual members.

LEGAL PROCEEDINGS

         From time to time, RAM is a party to litigation or other legal proceedings that RAM considers to be a part of the ordinary course of its business. Other than the Pending Claim, which is described below, RAM is not involved in any legal proceedings, nor is it a party to any pending or threatened claims, that could reasonably be expected to have a material adverse effect on its financial condition or results of operations.

         In the Pending Claim, RAM, together with certain of its subsidiaries and affiliates, are defendants in the litigation entitled Sacket v. Great Plains
Pipeline Company, et al., in the District Court of Woods County, Oklahoma (Case
No. CJ-2002-70). This is a putative class action case filed by a landowner alleging that the royalty payments to landowners for oil and natural gas produced from wells connected to a RAM subsidiary's natural gas, oil and saltwater pipeline system in Woods, Alfalfa and Major Counties, Oklahoma, were calculated on a price that was lower than the price at which the production from the related wells was resold by the subsidiary. The plaintiff filed the lawsuit as a class action on behalf of himself and all other royalty owners under leases held by any of the defendants upon which wells were connected to the system.
Plaintiff seeks unspecified damages for breach of contract, tortious breach of implied covenants and breach of fiduciary duty, together with an accounting, imposition of a constructive trust, a permanent injunction, punitive damages and recovery of litigation costs and fees. RAM has filed a response denying the allegations made by the plaintiff. No substantive action was taken in the case in 2004 and none has been taken in 2005. No class has been certified and the matter is presently pending.

EMPLOYEES

         At June 30, 2005, RAM had 106 employees, nine of whom were administrative, accounting or financial personnel and 97 of whom were technical and operations personnel. RAM's exploration staff includes two exploration geologists and two exploration landmen. In addition, RAM has project specific consulting relationships with two geophysicists. RAM's future success will depend partially on its ability to attract, retain and motivate qualified

                                       20

personnel. RAM is not a party to any collective bargaining agreement and it has not experienced any strikes or work stoppages. RAM considers it relations with its employees to be satisfactory.

ITEM 9.01.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

       (c)  Exhibits:

Exhibit     Description
-------     -----------

10.1        Merger Agreement dated October 20, 2005 among Tremisis Energy
            Acquisition Corporation, RAM Acquisition, Inc., RAM Energy, Inc. and
            the Stockholders of RAM Energy, Inc.

10.2        Voting Agreement dated October 20, 2005 among Tremisis Energy
            Acquisition Corporation, the stockholders of RAM Energy, Inc. and certain security holders of Tremisis Energy Acquisition Corporation.

10.3        Letter agreement dated October 20, 2005 from C. David Stinson to
            Tremisis Energy Acquisition Corporation and RAM Energy, Inc.

10.4        Lock-Up Agreement dated October 20, 2005 executed by the
            Stockholders of RAM Energy, Inc.

10.5        Form of Employment Agreement between Tremisis Energy Acquisition
            Corporation and Larry E. Lee

10.6        Form of Escrow Agreement among Tremisis Energy Acquisition
            Corporation, Larry E. Lee, as the Stockholders' Representative, and
            Continental Stock Transfer & Trust Company, as Escrow Agent

10.7        Form of Registration Rights Agreement among Tremisis Energy
            Acquisition Corporation and the Investors party thereto.

10.8        Form of 2006 Long-Term Incentive Plan of Tremisis Energy Acquisition
            Corporation.

10.9        Form of Amendment No. 1 to Registration Rights Agreement dated April
            27, 2004 by and among Tremisis Energy Acquisition Corporation and the Investors party thereto

10.10       Amendment No. 1 to Underwriting Agreement and Unit Purchase Option
            dated as October 20, 2005 to Underwriting Agreement dated May 12,
            2004 and Unit Purchase Option dated May 18, 2004 between Tremisis
            Energy Acquisition Corporation and EarlyBirdCapital, Inc.

99.1        Press release of Tremisis Energy Acquisition Corporation dated
            October 21, 2005 (including unaudited financial information regarding RAM Energy, Inc.)

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99.2        Certain unaudited consolidated financial statements of RAM Energy,
            Inc. and its subsidiaries.

                                       22

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   October 26, 2005           TREMISIS ACQUISITION CORPORATION

                                    By: /s/ Lawrence S. Coben
                                       -------------------------------------
                                    Name:  Lawrence S. Coben
                                    Title: Chairman of the Board
                                           and Chief Executive Officer

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